For Immediate Release

              Expert Software, Inc. Announces Results
               for the Year and Fourth-Quarter 1998
                   And Acquisition By Activision

CORAL GABLES, FL -- March 3, 1999 -- Expert Software, Inc.
(Nasdaq: XPRT) today announced operating results for the year and fourth quarter ended December 31, 1998. The Company also announced under a separate joint release that it has signed a definitive merger agreement with Activision, Inc. to be acquired for $2.65 per share.

The Company reported net revenues of $30.9 million for the year ended December 31, 1998, compared to $33.2 million in 1997. Net loss for the year was $8.5 million or $1.12 per share, compared to net income of $1.7 million or $.21 per share for 1997. Fourth quarter net revenues were $8.7 million, compared to $9.1 million reported for the fourth quarter of 1997. Net income for the quarter was $0.4 million or $.04 per share, compared to net income of $0.4 million or $.05 per share for 1997. Earnings per share are reported on a diluted basis.

Expert Software, Inc. (Nasdaq: XPRT) is a leading developer and publisher of over 170 high-quality, value-priced software titles. The Company specializes in sophisticated yet easy-to-use programs addressing a broad array of everyday consumer interests, including entertainment, education, lifestyle, productivity and small office/home office. Over 27 million units of Expert products have been sold, including Home Design 3D(R), Landscape Design 3D(R), Diet & Fitness, Resume Writer, and Casino. The Expert Software family of brands also includes the popular Sega PC Collection(TM), and Bicycle(R) Card Games. Expert Software can be found on the World Wide Web at http://www.expertsoftware.com.

                              # # # #

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Expert's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Expert, are described in the Company's Annual Reports on Form 10-K and quarterly reports on Form 10-Q, which have been filed with the U.S. Security and Exchange Commission. Readers of this press release are referred to such filings.

Marks mentioned above are trademarks, registered trademarks or tradenames of Expert Software, Inc., except Bicycle(R), which is a trademark of The United States Playing Card Company, and Sega(R) and Sega PC Collection(TM) which are trademarks of Sega. Sega Entertainment, Inc. was formed through a joint venture between Sega of America and SOFTBANK Holdings, Inc. Windows(R) is a registered trademark of Microsoft Corporation. All other trademarks are acknowledged.

Expert Software, Inc.: 802 Douglas Road, Suite 600, Coral Gables,
Florida 33134.
Tel: (305) 567-9990  Fax: (305) 569-1111  Web:
http://www.expertsoftware.com.

For More Information Contact:
Michelle Dominguez
Public Relations Specialist
(305) 569-1310
michelle_dominguez@expertsw.com

                      EXPERT SOFTWARE, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share data)
                           (Unaudited)





                                      Three Months        Year Ended
                                          Ended          December 31,
                                      December 31,
                                    ------------------ -----------------
                                     1998     1997      1998    1997
                                    --------  -------- -------- --------
                                  (unaudited)(unaudited)

NET REVENUES......................    $8,732    $9,071  $30,896   $33,208
                                    --------  -------- -------- --------
OPERATING COSTS AND EXPENSES:
  Cost of revenues................    3,669     3,699   13,692    12,985
  Marketing and sales.............    3,107     3,075   12,446    10,489
  General and administrative......    1,039     1,068    6,271    4,554
  Development.....................     581        636    2,367    2,744
                                    --------  -------- -------- --------

    Total operating costs and         8,396     8,478   34,776    30,772
expenses..........................
                                    --------  -------- -------- --------

    Operating income (loss).......     336        593   (3,880)   2,436

Other income, net.................      18        106      289      268
                                    --------  -------- -------- --------

  Income (loss) before provision       354        699   (3,591)   2,704
  for income taxes................

Provision for income taxes........      --        259    4,927    1,001
                                    --------  -------- -------- --------

  Net income (loss)...............    $354      $ 440   $(8,518)  $1,703
                                    ========  ======== ======== ========

  Earnings (loss) per share:
    Basic.........................    $  .05    $  .06  $ (1.12)  $  .23
                                    ========  ======== ======== ========
    Diluted.......................    $  .04   $   .05  $ (1.12)  $  .21
                                    ========  ======== ======== ========






                           -- more --

                         EXPERT SOFTWARE, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)

                                               December   December
                                                  31,        31,
                                                  1998       1997
                                               ---------- -----------

    ASSETS

    Cash and equivalents......................   $1,595     $5,685
    Accounts receivable, net..................    5,411      4,636
    Income taxes receivable...................       65      1,924
    Inventories...............................    2,830      2,922
    Prepaid expenses..........................      854        834
     Deferred income taxes....................       --      1,616
                                               ---------- -----------
       Total current assets...................   10,755     17,617

    Property and equipment, net...............      854      1,270
    Deferred income taxes.....................       --      3,311
    Acquired intangibles, net.................        5         35
                                               ---------- -----------
                                                 $11,614    $22,233
                                               ========== ===========

    LIABILITIES AND
    STOCKHOLDERS' EQUITY

    Total current liabilities.................   $7,508     $9,701
    Noncurrent obligations....................       --         --
    Stockholders' equity......................    4,106     12,532
                                               ========== ===========
                                                 $11,614    $22,233
                                               ========== ===========





                      [End of press release]